                                                                     Exhibit 1.2

                         HEARST-ARGYLE TELEVISION, INC.
                                  ("COMPANY")

                                DEBT SECURITIES


                                TERMS AGREEMENT
                                ---------------

                                                             January 8, 1998


To:       J.P. Morgan Securities Inc.,
          as Representative of the Underwriters identified herein


Dear Sirs:

     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, and the Underwriters agree to purchase, on and subject to the terms and conditions of the Underwriting Agreement dated November 7, 1997 (the "Underwriting Agreement"), the following securities (the "Offered Securities") on the following terms:

     TITLE:  7% Senior Notes due January 15, 2018.

     PRINCIPAL AMOUNT:  $200,000,000.

     INTEREST: 7% per annum, from January 13, 1998, payable semiannually on July 15 and January 15, commencing July 15, 1998, to holders of record on the preceding July 1 or January 1, as the case may be.

     MATURITY:  January 15, 2018.

     OPTIONAL REDEMPTION: The Offered Securities will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, plus accrued interest to the date of redemption.

     SINKING FUND:  None.

     LISTING:  None.

     DELAYED DELIVERY CONTRACTS:  None.

     DENOMINATIONS:  $1,000

     RATING:  Baa3/BBB-

     RANK: The Offered Securities will be unsubordinated and unsecured obligations of the Company ranking parri passu with all existing and future unsubordinated and unsecured obligations of the Company.

     PURCHASE PRICE: 98.012% of principal amount, plus accrued interest, if any, from January 13, 1998.

     EXPECTED REOFFERING PRICE: 98.887% of principal amount, subject to change by the Representative.

     CLOSING: 9:00 A.M. on January 13, 1998, at Rogers & Wells, 200 Park Avenue, New York, NY 10166, in Federal (same day) funds.

     SETTLEMENT AND TRADING: Book-Entry Only via DTC. The Offered Securities will trade in DTC's Same Day Funds Settlement System.

     BLACKOUT:  None.

     NAME AND ADDRESS OF REPRESENTATIVE: J.P. Morgan Securities Inc., 60 Wall Street, New York, NY 10260.

     The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

     The provisions of the Underwriting Agreement are incorporated herein by reference.

     For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus: (i) the last paragraph at the bottom of the prospectus supplement cover page concerning the terms of the offering by the Underwriters; (ii) the legend concerning over-allotments and stabilizing on the inside front cover page of the prospectus supplement; (iii) all paragraphs and tabular information under the caption "Underwriting" in the prospectus supplement, except for the first, second and fifth paragraphs thereunder; (iv) the disclosure under the caption "Notice to Canadian Residents"in the prospectus supplement; and (v) the names of the Underwriters contained on the cover page and on the back coverage of the prospectus supplement.

                                      T-2
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     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                              Very truly yours,


                              J.P. MORGAN SECURITIES INC.


                              By: /s/   Margaret Brody
                                  -----------------------------
                                  Name:   Margaret Brody
                                  Title:  Managing Director
                              Acting on behalf of itself and as the
                              Representative of the several Underwriters.



The foregoing Terms Agreement
is hereby confirmed and accepted
as of the date first above written.


HEARST-ARGYLE TELEVISION, INC.



By: /s/ Dean H. Blythe
   ---------------------------
    Name:   Dean H. Blythe
    Title:  Senior Vice President/Corporate
            Development, General Counsel and Secretary

                              SCHEDULE A



                                               PRINCIPAL AMOUNT OF
               UNDERWRITER                         2018  NOTES
              ------------                     -------------------

J.P. Morgan Securities Inc....................    $ 50,000,000
Credit Suisse First Boston Corporation........      50,000,000
Morgan Stanley & Co. Incorporated.............      50,000,000
Salomon Brothers Inc..........................      50,000,000
                                                  ------------
   Total......................................    $200,000,000
                                                  ============

                                      T-4